SandRidge Mississippian Trust I Announces Receipt of Notice from NYSE Regarding Continued Listing Standards
SANDRIDGE MISSISSIPPIAN TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
News Release
For Immediate Release
HOUSTON, Texas May 20, 2019 — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) (the “Trust”) announced today that it has received a notice from the New York Stock Exchange (“NYSE”) that the Trust has fallen below the NYSE continued listing requirement that the average closing price of the Trust’s units of beneficial interest be at least $1.00 per share, calculated over a period of 30 consecutive trading days. The Trust received the deficiency notice from the NYSE on May 16, 2019, and on May 20, 2019, the Trust acknowledged receipt of the notice.
Under the NYSE standards, the Trust can avoid delisting if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Trust’s common stock has a closing price per share and a 30 trading-day average closing share price of at least $1.00. The Trust has no control at all over the trading price of the units, and does not intend to attempt to cause a reverse split of the units or other action in an effort to affect the trading price of the units.
During this period, the Trust’s units will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

Contact:    SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555